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                                                               EXHIBIT 99.(a)(3)

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ADAPTEC, INC. HAS NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN
THIS COMMUNICATION. UPON COMMENCEMENT OF SUCH OFFER, ADAPTEC WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A SCHEDULE TO AND RELATED EXHIBITS, INCLUDING THE OFFER TO EXCHANGE, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS. EMPLOYEES OF ADAPTEC WHO ARE OPTION HOLDERS ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE TO AND RELATED EXHIBITS, INCLUDING THE OFFER TO EXCHANGE, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS, WHEN THESE BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. THE SCHEDULE TO AND RELATED EXHIBITS WILL BE AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT WWW.SEC.GOV AND WILL BE DELIVERED WITHOUT CHARGE TO ALL EMPLOYEES OF ADAPTEC WHO ARE OPTION HOLDERS. ADDITIONAL COPIES OF THESE DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE BY EMPLOYEES OF ADAPTEC WHO ARE OPTION HOLDERS BY CONTACTING THE PERSON SPECIFIED IN THESE DOCUMENTS.
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        [TRANSCRIPT OF ANNOUNCEMENT TO ADAPTEC EMPLOYEES ON MAY 17, 2001]

         Hi, this is Bob Stephens. Today I am announcing an exciting opportunity for all Adaptec employees with stock options. Stock options play an important role in connecting the results of what we deliver to the market place with increases in shareholder value. However, with the recent economic slowdown and resulting decline in stock values, many of you hold Adaptec stock options with an exercise price that is significantly higher than the current trading price of Adaptec's common stock.

         In light of this situation, our board of directors has authorized a stock option exchange program. This is a voluntary program that allows you to cancel some or all of your current stock options with an exercise price higher than $15, in exchange for new options to be granted by Adaptec's board of directors no earlier than six months and one day after the cancellation date of the existing options.

         At this time, we anticipate that cancellation of any options you wish to turn in will become effective in mid to late June, following completion of certain formalities with the SEC and other requirements. The new options granted after the six month period has elapsed will have the following terms: the new grant will cover the same number of shares as the cancelled options, the shares that are fully vested on the date of cancellation will be fully vested in the new grant. The unvested portion of the cancelled options will vest quarterly over two years beginning on the date of the new grant. The exercise price will be the fair market value of Adaptec's stock on the date of the new grant.

         You will be receiving detailed information about this program next week, including a set of frequently asked questions and answers which will be posted on our intranet website. In addition, we will be conducting employee meetings to review the program and address any other issues.

         We are looking forward to implementing this program and hope that it will more appropriately align the value of stock options to market realities and at the same time give you a real stake in Adaptec's future success. Thanks and keep up the great work.